UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*






                                PerkinElmer, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, $1 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    714046109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
                  (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |X|      Rule 13d-1(d)



* This Amendment No. 1 to Schedule 13G is being filed solely to change the filing codes to reflect the codes of the reporting persons.

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 2 of 9
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    Stonington Capital Appreciation 1994 Fund, L.P.

--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
              (See Instructions)                                 (b)  |_|

--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   9,609,554 (1)
  NUMBER OF
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
   SHARES          0


BENEFICIALLY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    OWNED          9,609,554 (1)


   BY EACH
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
  REPORTING        0


 PERSON WITH
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,609,554 (1)
--------------------------------------------------------------------------------
     10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (See Instructions)
                                                                          |_|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.8% (2)
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON (See Instructions)
                    PN
--------------------------------------------------------------------------------
----------------
(1)   See Item 4(a).

(2) Based on 123,381,965 shares of Common Stock, $1 par value, of PerkinElmer, Inc. issued and outstanding as of November 30, 2001, according to PerkinElmer, Inc.'s Post-Effective Amendment No. 3 to Form S-4 on Form S-3 (filed with the Securities and Exchange Commission on December 11, 2001).

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 3 of 9
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    Stonington Partners, L.P.

--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                 (a)  |_|
                                                                 (b)  |_|

--------------------------------------------------------------------------------
   3          SEC USE ONLY


--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   9,609,554 (1)
  NUMBER OF
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
   SHARES          0


BENEFICIALLY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    OWNED          9,609,554 (1)


   BY EACH
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
  REPORTING        0


 PERSON WITH
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,609,554 (1)

--------------------------------------------------------------------------------
     10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (See Instructions)                          |_|

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.8% (2)

--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------
----------------
(1)   See Item 4(a).

(2) Based on 123,381,965 shares of Common Stock, $1 par value, of PerkinElmer, Inc. issued and outstanding as of November 30, 2001, according to PerkinElmer, Inc.'s Post-Effective Amendment No. 3 to Form S-4 on Form S-3 (filed with the Securities and Exchange Commission on December 11, 2001).

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 4 of 9
-----------------------------                            -----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    Stonington Partners, Inc. II


--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                 (a)  |_|
                                                                 (b)  |_|

--------------------------------------------------------------------------------
   3          SEC USE ONLY


--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   9,609,554 (1)
  NUMBER OF
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
   SHARES          0


BENEFICIALLY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    OWNED          9,609,554 (1)


   BY EACH
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
  REPORTING        0


 PERSON WITH
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,609,554 (1)
--------------------------------------------------------------------------------
     10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (See Instructions)                               |_|

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.8% (2)
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON (See Instructions)
                    CO
--------------------------------------------------------------------------------
----------------
(1)   See Item 4(a).

(2) Based on 123,381,965 shares of Common Stock, $1 par value, of PerkinElmer, Inc. issued and outstanding as of November 30, 2001, according to PerkinElmer, Inc.'s Post-Effective Amendment No. 3 to
      Form S-4 on Form S-3 (filed with the Securities and Exchange Commission on December 11, 2001).

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 5 of 9
-----------------------------                            -----------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    Stonington Partners, Inc.

--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                  (a)  |_|
                                                                  (b)  |_|

--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   9,609,554 (1)
  NUMBER OF
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
   SHARES          0


BENEFICIALLY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    OWNED          9,609,554 (1)


   BY EACH
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
  REPORTING        0


 PERSON WITH
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          9,609,554 (1)
--------------------------------------------------------------------------------
     10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (See Instructions)                               |_|

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.8% (2)
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON (See Instructions)
                    CO
--------------------------------------------------------------------------------
----------------
(1)   See Item 4(a).

(2) Based on 123,381,965 shares of Common Stock, $1 par value, of PerkinElmer, Inc. issued and outstanding as of November 30, 2001, according to PerkinElmer, Inc.'s Post-Effective Amendment No. 3 to
      Form S-4 on Form S-3 (filed with the Securities and Exchange Commission on December 11, 2001).

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 6 of 9
-----------------------------                            -----------------------




ITEM 1(a):  NAME OF ISSUER:

            PerkinElmer, Inc. (the "Issuer")


ITEM 1(b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            45 William Street
            Wellesley, MA  02481


ITEM 2(a):  NAME OF PERSON FILING:*

            Stonington Capital Appreciation 1994 Fund, L.P. ("Stonington Fund"), Stonington Partners, L.P. ("SP"), Stonington Partners, Inc. II ("SPII") and Stonington Partners, Inc. ("Stonington").

            (*) A joint filing agreement was attached as Exhibit 1 to the initial schedule 13G.

ITEM 2(b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


            c/o Stonington Partners, Inc.
            767 Fifth Avenue, 48th Floor,
            New York, NY 10153.


ITEM 2(c):  CITIZENSHIP:

            Delaware.


ITEM 2(d):  TITLE OF CLASS OF SECURITIES:

            Common Stock, $1 par value.


ITEM 2(e):  CUSIP NUMBER:

            714046109

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 7 of 9
-----------------------------                            -----------------------


ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                  Act.
        (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.
        (d) |_| Investment company registered under Section 8 of the Investment Company Act.
        (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E); (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
        (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4:     OWNERSHIP.

        (a)   Amount Beneficially Owned:

              STONINGTON FUND: Stonington Fund is the record and beneficial owner of 9,609,554 shares of Common Stock of the Issuer (the "Shares").

              SP: SP is the general partner of Stonington Fund with a 1%
                    economic interest. Except for such economic interest, SP disclaims beneficial ownership of the Shares.

              SPII: SPII is the general partner of SP with a 1% economic interest. Except for such economic interest, SPII disclaims beneficial ownership of the Shares.

              STONINGTON: Pursuant to a management agreement with Stonington
                    Fund, Stonington has full discretionary authority with respect to Stonington Fund's investments, including the authority to make and dispose of such investments. Furthermore, Stonington has a 1% economic interest in SP. Except for such economic interest, Stonington disclaims beneficial ownership of the Shares.

         (b)  Percent of Class:

              See the responses to Item 11 on the attached cover pages.  See
              Item 4(a).

         (c)  Number of shares as to which such persons have:

                                   SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 8 of 9
-----------------------------                            -----------------------


                     (i)   Sole power to vote or to direct the vote:

                          See the responses to Item 5 on the attached cover pages.

                    (ii)  Shared power to vote or to direct the vote:

                          See the responses to Item 6 on the attached cover pages.

                    (iii) Sole power to dispose or to direct the disposition of:

                          See the responses to Item 7 on the attached cover pages.

                     (iv) Shared power to dispose or to direct the disposition
                          of:

                          See the responses to Item 8 on the attached cover pages.


ITEM 5:     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.


ITEM 6:     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.


ITEM 8:     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


ITEM 9:     NOTICE OF DISSOLUTION OF A GROUP.

            Not applicable.


ITEM 10:    CERTIFICATION.

            Not applicable.

                                  SCHEDULE 13G
-----------------------------                            -----------------------
    CUSIP NO. 714046109                                        Page 9 of 9
-----------------------------                            -----------------------

                              SIGNATURES


            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 1 , 2002




                                    STONINGTON CAPITAL
                                      APPRECIATION 1994 FUND, L.P.
                                    By:  Stonington Partners, L.P.,
                                          its general partner
                                    By:  Stonington Partners, Inc. II,
                                          its general partner


                                    By: /s/ Alexis P. Michas
                                        --------------------------------------
                                    Name:  Alexis P. Michas
                                    Title: Managing Partner


                                    STONINGTON PARTNERS, L.P.
                                    By:  Stonington Partners, Inc. II,
                                          its general partner


                                    By: /s/ Alexis P. Michas
                                        --------------------------------------
                                    Name:  Alexis P. Michas
                                    Title: Managing Partner


                                    STONINGTON PARTNERS, INC. II



                                    By: /s/ Alexis P. Michas
                                        --------------------------------------
                                    Name:  Alexis P. Michas
                                    Title: Managing Partner



                                    STONINGTON PARTNERS, INC.


                                    By: /s/ Alexis P. Michas
                                        --------------------------------------
                                    Name:  Alexis P. Michas
                                    Title: Managing Partner